RESTATED ARTICLES OF INCORPORATION
                       __________________________________

                                       OF
                                       __

                      THE FINANCIAL GROUP CONNECTION, INC.,
                     ______________________________________
                              a Nevada Corporation
                              ____________________



     Edward W. Babic and Richard D. Bean certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of the corporation named above.

     2. The Articles of Incorporation of the corporation shall be amended and restated to read in full as follows:

     First: The name of the corporation is The Financial Group Connection, Inc.

     Second: The period of duration is perpetual.

     Third: The purpose or purposes for which the corporation is organized are to manufacture, purchase, or otherwise acquire, own, mortgage, pledge, sell, assign, and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description, and all other acts authorized by law.

     Fourth: The total authorized capital stock of the corporation will be Twenty-Five Thousand Dollars ($25,000). This will consist of twenty-five million (25,000,000) shares of $.001 par value common stock. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

     On the amendment of this Article Fourth to read as hereinabove set forth and the restating of the Articles of Incorporation, each outstanding share that was issued and outstanding as of October 22, 1997 is split up, divided, and converted into 100 shares of common stock.

     Fifth: The corporation shall not commence business until at least Fifty Dollars have been received by it as consideration for the issuance of shares.

     Sixth: The resident agent is Laughlin Associates, inc., 2533 North Carson Street, Carson City, Nevada 89701.

     Seventh: The address of the original principal place of business is 2961 Industrial Road, Suite 642, Las Vegas, Nevada 89109.

     Eighth: The number of directors constituting the initial board of directors of the corporation is one, and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successors are elected and shall qualify is:

          Mark Mathias   6917 Camino Revualtos
                         San Diego, California 92111

     Ninth: The name and address of each incorporator is:

          Mark Mathias   6917 Camino Revualtos
                         San Diego, California 92111


     Dated: 7/17/87

                              MARK MATHIAS
                              (Originally Executed)


3. The foregoing amendment of Article Fourth and this certificate have been approved by the Board of Directors of the corporation.

4. The foregoing amendment of Article Fourth and the Restated Articles of Incorporation as restated with deletions of Articles Sixth, Seventh and Eighth and the consecutive renumbering of the remaining Articles from the original Articles of Incorporation, was approved by the required vote of the shareholders of the corporation in accordance with the Nevada Business Corporation Act. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 10,000 shares (or 1,000,000 shares giving effect to the amendment of October 22, 1997) and the number of shares so voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of common stock.


                                            37.
     We further declare under penalty of perjury under the laws of the State of Nevada that the matter set forth in this certificate are true and correct of our knowledge.


     Dated: February 2, 1998

                              /S/ Edward W. Babic
                              _________________________
                              Edward W. Babic
                              President

                              /S/ Richard D. Bean
                              __________________________
                              Richard D. Bean
                              Secretary
                                       38.

STATE OF CALIFORNIA      )
                         ) ss.
COUNTY OF LOS ANGELES    )
          ___________

On this 2nd day of February, 1998, personally appeared before me, a Notary Public in and for said
County and State, EDWARD W. BABIC and RICHARD D.
BEAN, each acknowledged that they executed the above instrument freely and voluntarily for the uses and purposes therein mentioned.

SUBSCRIBED and SWORN to before me
this 2nd day of February, 1998.

/S/ Neal R. Lewis
_________________________________
NOTARY PUBLIC, in and for said
County and State


/Seal/
          NEAL R. LEWIS
          COMM. #1150609
          NOTARY PUBLIC - CALIFORNIA
          LOS ANGELES COUNTY
          Comm. Exp. Aug. 9., 2001


                        39.